Exhibit 5

                Opinion of Mesirov Gelman Jaffe Cramer & Jamieson

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                     MESIROV GELMAN JAFFE CRAMER & JAMIESON
                 1735 Market Street, Philadelphia PA 19103-7598


(215) 994-1000

                                                 September 25, 1996

SECURITIES AND EXCHANGE COMMISSION
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: EA Industries, Inc.
         Registration Statement on Form S-3

Gentlemen:

     This firm is counsel to EA Industries, Inc. (the "Company"). In such capacity, we have assisted in the preparation of the Company's Registration Statement on Form S-3, ("Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 3,527,742 shares of the Company's Common Stock ("Shares") to be sold by certain securityholders named in the Registration Statement (the "Selling Securityholders") and the 3,527,742 Preferred Stock Purchase Rights associated with such Shares. Of the 3,527,742 Shares, (i) 125,000 have been issued by the Company to a certain Selling Securityholder (the "Outstanding Shares"), (ii) 357,143 ("Warrant Shares") are issuable by the Company to a certain Selling Securityholder upon exercise of a certain warrant (the "Warrant"), (iii) 2,025,000 ("Debenture Shares") are those into which certain 9% convertible subordinated debentures ("Convertible Debentures") are convertible, and (iv) 1,020,599 ("Note Shares") are those into which certain 7% convertible subordinate notes (the "Convertible Notes") are convertible and which the Company may issue as additional consideration for conversion of such Convertible Notes on or before December 31, 1996.

     In this connection, we have made such inquiry of the Company and examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended, its By-laws, as amended, resolutions of its Board of Directors, the Warrant, Convertible Debentures, Convertible Notes and such other documents and corporate records relating to the Company and the issuance and sale of the Shares, as we deemed necessary or appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

     1. Subject to official notice of listing on the New York Stock Exchange, the Outstanding Shares are validly issued, fully paid and non-assessable.

     2. Subject to official notice of listing on the New York Stock Exchange, the Warrant Shares, when issued in accordance with the terms of, and for the consideration set forth in, the Warrant, will be validly issued, fully paid and non-assessable.

     3. The Debenture Shares, when issued upon conversion of the Convertible Debentures in accordance with the terms of, and for the consideration set forth in, the Convertible Debentures, will be validly issued, fully paid and non-assessable.

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Securities and Exchange Commission
September 25, 1996
Page Two


     4. The Note Shares, when issued upon conversion of the Convertible Notes and upon conversion on or before December 31, 1996 in accordance with the terms of, and for the consideration set forth in, the Convertible Notes, will be validly issued, fully paid and non-assessable.

     We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency. Richard P. Jaffe, a partner of this firm, is the Secretary of the Company.


                                Very truly yours,

                                /s/ MESIROV GELMAN JAFFE CRAMER & JAMIESON